EXHIBIT 99.15.2

Other - Consolidated Financial Statements and Supplementary Data (Plug Power Inc.)

Plug Power Inc. and Subsidiary

(A Development Stage Enterprise)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Independent Auditors' Report F-2

Report of Independent Accountants F-3

Consolidated balance sheets as of December 31, 2001 and 2000 F-4

Consolidated statements of operations for the years ended December 31, 2001

2000 and 1999 and cumulative amounts from inception F-5

Consolidated statements of cash flows for the years ended December 31, 2001,

2000 and 1999 and cumulative amounts from inception F-6

Consolidated statements of stockholders' equity for the years ended December 31,

2001, 2000 and 1999 F-7

Notes to consolidated financial statements F-8

Independent Auditors' Report

The Board of Directors and Stockholders

Plug Power Inc.:

We have audited the accompanying consolidated balance sheet of Plug Power Inc. and subsidiary (a development stage enterprise) as of December 31, 2001, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year ended December 31, 2001 and for the period June 27, 1997 (inception) to December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The cumulative consolidated statements of operations, stockholders' equity, and cash flows for the period June 27, 1997 (inception) to December 31, 2001 include amounts for the period from June 27, 1997 (inception) to December 31, 1997 and for each of the years in the three-year period ending December 31, 2000, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period June 27, 1997 through December 31, 2000 is based solely on the report of other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Plug Power Inc. and subsidiary (a development stage enterprise) as of December 31, 2001, and the results of their operations and their cash flows for the year ended December 31, 2001 and for the period June 27, 1997 (inception) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Albany, New York

February 8, 2002

Report of Independent Accountants

To the Board of Directors and Stockholders of Plug Power Inc. and Subsidiary:

In our opinion, the 2000 and 1999 consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Plug Power Inc. and its subsidiary at December 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Albany, New York

February 9, 2001

PLUG POWER INC. and Subsidiary
(A Development Stage Enterprise)

Consolidated Balance Sheets

Assets	December 31, 2001	December 31, 2000
Current assets:
Cash and cash equivalents	$ 53,648,145	$ 58,511,563
Restricted cash	310,000	290,000
Marketable securities	39,034,314	28,221,852
Accounts receivable	2,608,321	1,415,049
Inventory	2,271,278	2,168,006
Prepaid development costs	1,760,131	2,041,668
Prepaid expenses and other current assets	932,719	694,178

Total current assets	100,564,908	93,342,316

Restricted cash	5,000,274	5,310,274
Property, plant and equipment, net	30,240,631	32,290,492
Intangible asset	3,470,139	6,827,066
Investment in affiliates	11,498,000	9,778,784
Prepaid development costs	-	2,513,093
Other assets	600,055	767,193

Total assets	$ 151,374,007	$ 150,829,218

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 762,972	$ 3,479,031
Accrued expenses	3,421,106	5,934,529
Deferred revenue	5,684,793	200,000
Current portion of capital lease obligation
and long-term debt	330,072	377,201

Total current liabilities	10,198,943	9,990,761

Long-term debt	5,000,274	5,310,274
Deferred revenue	400,000	600,000
Capital lease obligation	4,706	30,346
Other liabilities	767,193	767,193

Total liabilities	16,371,116	16,698,574

Commitments and contingencies (see footnote 13)

Stockholders' equity:
Preferred stock, $0.01 par value per share; 5,000,000
shares authorized; none issued and outstanding	-	-

Common stock, $0.01 par value per share;
245,000,000 shares authorized at December 31, 2001 and
December 31, 2000;
50,322,928 shares issued and outstanding, December 31,
2001 and 43,795,513 shares issued and outstanding,
December 31, 2000	503,229	437,955

Paid-in capital	342,842,203	268,923,203
Deficit accumulated during the development stage	(208,342,541)	(135,230,514)

Total stockholders' equity	135,002,891	134,130,644

Total liabilities and stockholders' equity	$ 151,374,007	$ 150,829,218

PLUG POWER INC. and Subsidiary
(A Development Stage Enterprise)

Consolidated Statements of Operations

For the years ended December 31, 2001 , 2000 and 1999 and Cumulative Amounts from Inception

				Cumulative
	December 31,	December 31,	December 31,	Amounts
	2001	2000	1999	from Inception

Product and service revenue	$ 2,573,434	$ -	$ -	$ 2,573,434
Research and development contract revenue	3,168,091	8,378,200	11,000,344	30,281,205

Total revenue	5,741,525	8,378,200	11,000,344	32,854,639

Cost of revenues	11,290,891	13,055,437	15,497,837	49,934,453
In-process research and development	-	4,984,000	-	9,026,640
Research and development expense:
Noncash stock-based compensation	1,300,807	247,782	-	1,548,589
Other research and development	59,299,042	65,656,604	20,506,156	151,395,408
General and administrative expense:
Noncash stock-based compensation	502,370	7,595,073	3,228,800	11,538,243
Other general and administrative	6,990,119	8,572,256	6,699,482	25,433,535
Interest expense	259,958	362,996	189,586	812,540

Operating loss	(73,901,662)	(92,095,948)	(35,121,517)	(216,834,769)

Interest income	4,070,419	8,181,265	3,123,955	15,571,978

Loss before equity in losses of affiliates	(69,831,243)	(83,914,683)	(31,997,562)	(201,262,791)

Equity in losses of affiliates	(3,280,784)	(2,327,216)	(1,471,750)	(7,079,750)

Net loss	$ (73,112,027)	$ (86,241,899)	$ (33,469,312)	$ (208,342,541)

Loss per share:
Basic and diluted	$ (1.56)	$ (1.99)	$ (1.27)

Weighted average number of common
shares outstanding	46,840,091	43,308,158	26,282,705

PLUG POWER INC. and Subsidiary
(A Development Stage Enterprise)

Consolidated Statements of Cash Flows

For the years ended December 31, 2001 , 2000 and 1999 and cumulative amounts from inception

				Cumulative
	December 31,	December 31,	December 31,	Amounts
	2001	2000	1999	from Inception
Cash Flows From Operating Activities:

Net loss	$ (73,112,027)	$ (86,241,899)	$ (33,469,312)	$ (208,342,541)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	4,750,510	3,037,818	1,352,186	9,827,364
Equity in losses of affiliates	3,280,784	2,327,216	1,471,750	7,079,750
Amortization of intangible asset	3,356,927	2,797,434	-	6,154,361
Noncash prepaid development costs	5,419,630	820,239	-	6,239,869
Loss on disposal of property, plant and equipment	108,625	-	-	108,625
In-kind services	-	840,000	-	1,340,000
Stock-based compensation	2,013,177	8,096,779	3,228,800	13,550,756
Amortization of deferred grant revenue	(200,000)	(200,000)	-	(400,000)
Amortization of deferred rent	-	-	100,000	150,000
Write-off of deferred rent	-	-	1,850,000	1,850,000
In-process research and development	-	-	-	4,042,640

Changes in assets and liabilities :
Accounts receivable	(1,193,272)	3,797,894	(4,612,988)	(2,608,321)
Inventory	(103,272)	(1,863,295)	(290,064)	(2,271,278)
Due from investor	-	-	685,306	286,492
Prepaid development costs	375,000	(375,000)	-	-
Prepaid expenses and other current assets	(238,541)	(569,798)	(102,466)	(910,805)
Accounts payable and accrued expenses	(5,229,482)	1,764,938	5,334,376	4,135,970
Deferred revenue	5,484,793	-	1,000,000	6,484,793
Due to investor	-	-	(286,492)	(286,492)
Net cash used in operating activities	(55,287,148)	(65,767,674)	(23,738,904)	(153,568,817)

Cash Flows From Investing Activities:

Purchase of property, plant and equipment	(2,678,802)	(11,994,519)	(10,788,262)	(28,193,370)
Proceeds from disposal of property, plant and equipment	36,666	-	-	36,666
Purchase of intangible asset	-	(9,624,500)	-	(9,624,500)
Investment in affiliate	-	(1,500,000)	-	(1,500,000)
Marketable securities	(10,812,462)	(28,221,852)	-	(39,034,314)
Net cash used in investing activities	(13,454,598)	(51,340,871)	(10,788,262)	(78,315,518)

Cash Flows From Financing Activities:

Proceeds from issuance of common stock	9,600,000	-	115,242,782	140,342,782
Proceeds from initial public offering, net	-	-	94,611,455	94,611,455
Proceeds from secondary public offering, net	52,017,750	-	-	52,017,750
Stock issuance costs	(429,199)	-	(1,639,577)	(2,068,776)
Proceeds from stock option exercises	2,782,546	4,201,480	41,907	7,025,933
Cash placed in escrow	290,000	275,000	(5,875,274)	(5,310,274)
Principal payments on capital lease obligations	(92,769)	(77,658)	(65,963)	(236,390)
Principal payments on long-term debt	(290,000)	(275,000)	(285,000)	(850,000)
Net cash provided by financing activities	63,878,328	4,123,822	202,030,330	285,532,480

(Decrease) increase in cash and cash equivalents	(4,863,418)	(112,984,723)	167,503,164	53,648,145

Cash and cash equivalents, beginning of period	58,511,563	171,496,286	3,993,122	-

Cash and cash equivalents, end of period	$ 53,648,145	$ 58,511,563	$ 171,496,286	$ 53,648,145

PLUG POWER INC. and Subsidiary
(A Development Stage Enterprise)

Consolidated Statements of Stockholders' Equity

For the years ended December 31, 2001 , 2000 and 1999

				Deficit
				Accumulated
	Common stock		Additional	During the	Total
			Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity

Balance, January 1, 1999	17,150,000	$ 171,500	$ 20,840,500	$ (15,519,303)	$ 5,492,697

Initial public offering - net	6,782,900	67,829	92,904,049		92,971,878
Capital contributions	19,058,480	190,585	119,749,979		119,940,564
Stock issued for equity in affiliate			11,250,000		11,250,000
Stock based compensation			3,228,800		3,228,800
Amortization of deferred rent expense			100,000		100,000
Write-off deferred rent expense			1,850,000		1,850,000
Stock option exercises	24,128	241	41,666		41,907
Net loss				(33,469,312)	(33,469,312)

Balance, December 31, 1999	43,015,508	430,155	249,964,994	(48,988,615)	201,406,534

Stock issued for equity in affiliate	7,000	70	827,680		827,750
Stock issued for development agreement	104,869	1,048	4,998,952		5,000,000
Stock issued to employees	3,041	31	253,893		253,924
Stock based compensation			7,842,855		7,842,855
Stock option exercises	632,378	6,324	3,786,704		3,793,028
Stock issued under employee stock
purchase plan	32,717	327	408,125		408,452
In-kind services			840,000		840,000
Net loss				(86,241,899)	(86,241,899)

Balance, December 31, 2000	43,795,513	437,955	268,923,203	(135,230,514)	134,130,644

Public offering, net	4,575,000	45,750	51,542,801		51,588,551
Private placement proceeds, net	833,332	8,333	9,591,667		9,600,000
Stock issued for development agreement	96,336	963	2,999,037		3,000,000
Stock based compensation	189,084	1,891	7,011,286		7,013,177
Stock option exercises	760,531	7,606	2,044,348		2,051,954
Stock issued under employee stock purchase plan	73,132	731	729,861		730,592
Net loss				(73,112,027)	(73,112,027)

Balance, December 31, 2001	50,322,928	$ 503,229	$ 342,842,203	$ (208,342,541)	$ 135,002,891

Plug Power Inc. and Subsidiary

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

1. Nature of Operations

Description of Business

Plug Power Inc. and subsidiary (Company), was originally formed as a joint venture between Edison Development Corporation (EDC) and Mechanical Technology Incorporated (MTI) in the State of Delaware on June 27, 1997 and succeeded by merger to all of the assets, liabilities and equity of Plug Power, L.L.C. in November 1999.

The Company is a development stage enterprise formed to research, develop, manufacture and distribute on-site electric power generation systems utilizing proton exchange membrane (PEM) fuel cells for stationary applications and is in the preliminary stages of field testing and marketing its initial commercial product to a limited number of customers, including utilities, government entities and the Company's distribution partners, GE Fuel Cell Systems, LLC and DTE Energy Technologies, Inc. This initial product is a limited edition fuel cell system that is intended to offer complimentary, quality power while demonstrating the market value of fuel cells as a preferred form of alternative distributed power generation. Subsequent enhancements to its fuel cell systems are expected to expand the market opportunity for fuel cells by lowering the installed cost, decreasing operating and maintenance costs, increasing efficiency, improving reliability, and adding features such as grid independence and co-generation of heat and electric power.

Liquidity

The Company's cash requirements depend on numerous factors, including but not limited to product development activities, ability to commercialize its fuel cell systems, market acceptance of its systems and other factors. The Company expects to continue to devote substantial capital resources to its development programs directed at commercializing fuel cell systems worldwide, to hire and train production staff, develop and expand manufacturing capacity and continue research and development activities. The Company will pursue expansion of its operations through internal growth and strategic alliances and expects such activities will be funded from existing cash and cash equivalents, issuance of additional equity or debt securities or additional borrowings subject to market and other conditions.

In July 2001, the Company completed a follow-on public offering of 4,575,000 shares of common stock which includes additional shares purchased pursuant to exercise of the underwriters' overallotment option. The Company received proceeds of $51.6 million, net of $3.3 million of expenses and underwriting discounts relating to the issuance and distribution of the securities. Simultaneous with the closing of the follow-on public offering, the Company closed a private equity financing of 416,666 shares of common stock to GEPS Equities, Inc., an indirect wholly-owned subsidiary of General Electric Company, and 416,666 shares of common stock to Edison Development Corporation, an indirect wholly-owned subsidiary of DTE Energy Company, raising an additional $9.6 million in net proceeds.

At December 31, 2001, the Company had unrestricted cash, cash equivalents and marketable securities in the amount of $92.7 million and working capital of $90.4 million. Management believes that the Company's current available cash, cash equivalents and marketable securities will provide sufficient capital to fund operations for at least the next twelve months.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the financial statements of Plug Power Inc. and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2001 presentation.

Cash Equivalents and Restricted Cash

Cash equivalents consist of money market accounts, overnight repurchase agreements and certificates of deposit with an initial term of less than three months. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

At December 31, 2001 and 2000, the Company has restricted cash in the amount of $5,310,274 and $5,600,274, respectively, that is required to be placed in escrow to collateralize debt related to the purchase of real estate. The escrowed amounts are recorded under the captions, "Restricted cash" in the accompanying consolidated balance sheets.

Marketable Securities

Marketable securities includes investments in corporate debt securities and US Treasury obligations which are carried at fair value. These investments are considered available for sale, and the difference between the cost and the fair value of these securities would be reflected in other comprehensive income (loss) and as a separate component of stockholders' equity. There was no significant difference between cost and fair value of these investments at December 31, 2001, 2000 or 1999.

Inventory

Inventory is stated at the lower of average cost or market and consists of raw materials.

Product and Service Revenue

Generally, product and service revenue is recorded when products are shipped, customer acceptance has occurred and as other significant contractual obligations are met. The Company applies the guidance within Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101) in the evaluation of its contracts to determine when to properly recognize revenue. The Company's initial commercial sales for the delivery of limited edition fuel cell systems are contract specific arrangements containing multiple obligations, that may include a combination of continued service, maintenance and other support, as well as certain cancellation privileges.

The Company defers recognition of product and service revenue where all of the criteria for revenue recognition have not yet been achieved. Product and service revenue excludes revenue which has been deferred and is being recognized over the period of the underlying service and other contractual obligations within the Company's initial commercial agreements for the delivery of fuel cell systems. At December 31, 2001, the Company has deferred product and service revenue in the amount of $5.5 million.

Government contract revenue

The Company enters into research and development contracts with government agencies under various pricing arrangements. Government contracting revenue is classified as research and development contract revenue in the accompanying consolidated statements of operations. Revenue from "time and material" contracts is recognized on the basis of hours utilized, plus other reimbursable contract costs incurred during the period. Revenue from "cost-plus-fixed-fee" contracts is recognized on the basis of reimbursable contract costs incurred during the period, plus a percentage of the fixed fee.

All of the Company's currently active contracts are time and material, cost reimbursement contracts which generally require the Company to absorb from 25% to 50% of the total costs incurred. Such contracts require the Company to deliver research and tangible developments in fuel cell technology and system design and prototype fuel cell systems for test and evaluation by the government agency. While the Company's accounting for these contract costs are subject to audit by the sponsoring agency or the Defense Contract Audit Agency, in the opinion of management, no material adjustments are expected as a result of such audits.

Deferred Grant Revenue

The Company's deferred revenue also includes a government grant received to promote employment. The agreement requires that the Company meet certain employment criteria, as defined, over a five year period. If the Company fails to meet the specified criteria, the Company shall repay the unearned portion of the grant. The Company recognized $200,000, $200,000 and $0 in grant revenue for the years ended December 31, 2001, 2000 and 1999, respectively.

Property, Plant and Equipment

Property, plant and equipment are stated at cost or fair value at the date of purchase under purchase accounting. Machinery and equipment under capital leases are stated at the present value of minimum lease payments. Expenditures for maintenance and repairs are expensed as costs are incurred.

Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Machinery and equipment held under capital leases are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

The Company provides for depreciation and amortization of buildings, building improvements and machinery and equipment over the following estimated useful lives:

Buildings 20 years

Building improvements 5 - 20 years

Machinery and equipment 3 - 15 years

Investments in Affiliated Companies

Investments in two affiliated companies, GE Fuel Cell Systems LLC (GEFCS) and Advanced Energy Incorporated, are accounted for by the equity method. The Company would recognize a loss when there is a loss in value in the investment which is other than a temporary decline.

Intangible Assets

Intangible assets, including purchased technology and other intangible assets, are carried at cost less accumulated amortization. The Company amortizes intangible assets on a straight-line basis over their estimated useful lives. The range of estimated useful lives on the Company's identifiable intangibles is three to ten years.

Impairment of Intangibles and Long-Lived Assets

The Company assesses the impairment of identifiable intangibles, goodwill and fixed assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business and significant negative industry or economic trends. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in the Company's current business model.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Research and Development

Costs incurred in the research and development of the Company's fuel cell systems are expensed as incurred.

Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25", to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

Per Share Amounts

Basic earnings per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company (such as stock options and warrants).

The following table provides calculations of basic and diluted earnings per share:
	Year Ended December 31,
	2001	2000	1999

Numerator:
Net loss	$(73,112,027)	$(86,241,899)	$(33,469,312)

Denominator:
Weighted average number of common shares Mshares outstanding

	46,840,091	43,308,158	26,282,705

No options or warrants outstanding were included in the calculation of diluted loss per share because their impact would have been anti-dilutive.

Use of Estimates

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121 and subsequently, SFAS No. 144 after its adoption.

The Company adopted the provisions of SFAS No. 141 as of July 1, 2001, and SFAS No. 142 is effective January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001, but before SFAS No. 142 is adopted in full, are not amortized. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized and tested for impairment prior to the full adoption of SFAS No. 142.

Upon adoption of SFAS No. 142, the Company is required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. The Company will be required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. If an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Statement requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company will then have up to six months from January 1, 2002 to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, an indication exists that the reporting unit goodwill may be impaired and the Company must perform the second step of the transitional impairment test. The second step is required to be completed as soon as possible, but no later than the end of the year of adoption. In the second step, the Company must compare the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill, both of which would be measured as of the date of adoption. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's consolidated statements of operations.

As of the date of adoption of SFAS No. 142, January 1, 2002, the Company expects to have unamortized identifiable intangible assets in the amount of $14.9 million, all of which will be subject to the transition provisions of SFAS No. 142. Amortization expense related to these identifiable intangible assets was $4.8 million, $3.9 million and $1.0 million for the years ended December 31, 2001, 2000 and 1999, respectively and amortization expense related to goodwill was $1.3, $443,000 and $0 for the years ended December 31, 2001, 2000 and 1999, respectively. Because of the extensive effort needed to comply with adopting SFAS No. 141 and No. 142, it is not practicable to reasonably estimate the impact of adopting the Statements on the Company's consolidated financial statements at the date of this report, including whether it will be required to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company also records a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on January 1, 2003.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt SFAS No. 144 on January 1, 2002. Management anticipates that the adoption of this Statement will not have a material effect on the Company's consolidated financial statements.

3. Investment in Affiliates

GE Fuel Cell Systems, LLC

In February 1999, the Company entered into a joint venture agreement with GE MicroGen, Inc. to form GE Fuel Cell Systems, LLC (GEFCS), to exclusively market, sell, install and service certain of their PEM fuel cell systems under 35 kW designed for use in residential, commercial and industrial stationary power applications on a global basis, with the exception of the states of Illinois, Indiana, Michigan and Ohio, in which DTE Energy Technologies, Inc., has exclusive distribution rights. GE MicroGen, Inc. is an indirect wholly owned subsidiary of General Electric Company that operates within the GE Power Systems business. In connection with the formation of GEFCS, the Company issued 2,250,000 shares of its common stock to GE MicroGen, Inc. As of the date of issuance of such shares, the Company capitalized $11.3 million, the fair value of the shares issued. The difference between the amount capitalized and the amount of the underlying equity in net assets of GEFCS is being amortized on a straight line basis over a ten year period, the term of the original distribution agreement. In accordance with the terms of the agreement, General Electric will provide capital, in the form of a loan not to exceed $8.0 million, to fund the operations of GEFCS.

In August 2001, the Company amended their agreements with GE MicroGen and GEFCS to expand GEFCS' exclusive worldwide distribution rights to include all of their stationary PEM fuel cell systems. In addition, the Company increased their ownership interest in GEFCS from 25% to 40%. In return, the Company granted GE Power Systems Equities, Inc. an option to purchase 725,000 shares of their common stock. The Company also replaced the product specifications, prices and delivery schedule in their distribution agreement with a high-level, multi-generation product plan, with subsequent modifications being subject to mutual agreement, and extended the term of the agreement to December 31, 2014. In connection with these transactions, the Company capitalized $5.0 million, the fair value of the option to purchase 725,000 shares of Plug Power common stock, under the caption "Investment in affiliates" in the accompanying consolidated balance sheets, and is amortizing this amount over the remaining term of the original distribution agreement.

The Company accounts for its interest in GEFCS on the equity method of accounting and adjusts its investment by its proportionate share of income or losses under the caption "Equity in losses of affiliates" in the accompanying consolidated statements of operations. GEFCS had an operating and net loss of $901,510 for the year ended December 31, 2001. For the years ended December 31, 2001, 2000 and 1999, equity in losses of affiliates, related to GEFCS, was $1,687,627, $1,690,146 and $1,471,750 including goodwill amortization of $1,402,750, $1,125,000 and $1,031,250, respectively. Accumulated amortization at December 31, 2001 and 2000 was $3,559,000 and 2,156,250, respectively.

Under a separate agreement, the Company has agreed to source, from GE, technical support services for its product development effort, including engineering, testing, manufacturing and quality control services. The Company has committed to purchase a minimum of $12.0 million of such services over a five year period, which began September 30, 1999. Through December 31, 2001, the Company has purchased approximately $5.0 million of such services. In addition, the Company has also entered into a separate agreement with General Electric Company under which General Electric acts as the agent in procuring certain equipment, parts and components. In addition, General Electric has agreed to provide training services to the Company's employees regarding procurement activities.

Advanced Energy Incorporated

In March 2000, the Company acquired a 28% ownership interest in Advanced Energy Incorporated (AEI), (formerly Advanced Energy Systems, Inc.), in exchange for a combination of $1.5 million cash and Plug Power common stock valued at approximately $828,000. The Company accounts for its interest in AEI on the equity method of accounting and adjusts its investment by its proportionate share of income or losses. The excess of the cost of the stock of AEI exceeded the Company's underlying equity in net assets by approximately $1,773,000 at the acquisition date and is being amortized straight line over 20 months. For the year ended December 31, 2001, AEI had sales of approximately $3.3 million and an operating and net loss of approximately $941,000. The Company has recorded equity in losses of affiliates, related to AEI, of $1,593,159 and $637,070, including goodwill amortization of $1,329,585 and $443,194, for the years ended December 31, 2001 and 2000, respectively. Accumulated amortization at December 31, 2001 and 2000 was $1,772,779 and $443,194, respectively. As AEI is privately held, the market value of this investment is not readily determinable.

4. Property, Plant and Equipment

Property, plant and equipment at December 31, 2001 and 2000 consists of the following:

	December 31, 2001	December 31, 2000

Land	$ 90,000	$ 90,000
Buildings	14,757,080	14,757,080
Building improvements	6,020,212	5,525,306
Machinery and equipment	18,698,355	16,732,395
	39,565,647	37,104,781
Less accumulated depreciation and amortization	(9,325,016)	(4,814,289)

Property, plant and equipment, net	$ 30,240,631	$ 32,290,492

Depreciation expense was $4,583,372, $3,037,818 and $1,327,187 for the years ended December 31, 2001, 2000 and 1999, respectively.

5. Debt

In connection with the Company's purchase of real estate in July, 1999, the Company assumed a $6.2 million letter of credit issued by KeyBank National Association for the express purpose of servicing $6.2 million of debt related to Industrial Development Revenue Bonds issued by the Town of Colonie Industrial Development Agency in favor of the acquired property. The debt matures in 2013 and accrues interest at a variable rate of interest which was approximately 2.2% at December 31, 2001. Simultaneous with the assumption, the Company was required to escrow $6.2 million to collateralize the debt. This debt also contains a subjective acceleration clause based on adverse financial conditions. The bank has provided the Company with a waiver through January 1, 2003 for any adverse changes in financial condition occurring prior to December 31, 2001.

The outstanding balance of the debt as of December 31, 2001 was $5.3 million and the amount of the corresponding escrow requirement as of December 31, 2001 was $5.3 million and is recorded under the balance sheet captions, "Restricted cash." Principal payments due on long-term debt are: 2002, $310,000; 2003, $325,000; 2004, $345,000; 2005, $365,000; 2006, $385,000 and thereafter, $3,580,274.

6. Accrued Expenses

Accrued expenses at December 31, 2001 and 2000 consisted of:

2001 2000

Accrued payroll and compensation related costs $ 343,936 $ 813,122

Accrual for Celanese development agreement 1,750,000 -

Other accrued liabilities 1,327,170 5,121,407

$3,421,106 $5,934,529

7. Income Taxes

There was no current income tax expense for the years ended December 31, 2001, 2000 and 1999. The Company was a Limited Liability Company (LLC) until its merger into Plug Power Inc. effective November 3, 1999. From inception through November 3, 1999, the Company was treated as a partnership for federal and state income tax purposes and accordingly the Company's income taxes or credits resulting from earnings or losses were payable by, or accrued to its members. Therefore, no provision for income taxes has been made prior to November 3, 1999.

Effective November 3, 1999, the Company is taxed as a corporation for Federal and State income tax purposes and the effect of deferred taxes recognized as a result of the change in tax status of the Company have been included in operations. Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates.

The significant components of deferred income tax expense (benefit) for the years ended December 31, 2001, 2000 and 1999 are as follows:
	Years ended December 31,
	2001	2000	1999
Deferred tax expense recognized as a result of change in tax status	$ ----	$ ----	$ 1,739,000
Deferred tax benefit	(13,405,600)	(6,695,100)	(584,400)
Net operating loss carryforward	(25,373,800)	(28,476,400)	(1,601,600)
Valuation allowance	38,779,400	35,171,500	447,000
Provision for income taxes	$ ----	$ ----	$ ----

The Company's effective income tax rate differed from the Federal statutory rate as follows:
	Years ended December 31,
	2001	2000	1999

Federal statutory tax rate	(35.0)%	(35.0)%	(35.0)%
Deferred state taxes,
net of federal benefit	(4.5)	(5.0)	---
Adjustment to opening deferred tax balances	(2.1)	---	---
Other, net	(1.7)	1.0	(1.0)
Tax credits	(9.7)	(2.0)	---
Change in valuation allowances	53.0	41.0	1.0
Effect of LLC losses	---	---	33.0
Effect of change in tax status	---	---	2.0
Net effective tax rate	0.0%	0.0%	0.0%

The deferred tax assets and liabilities as of December 31, 2001 and 2000 consist of the following tax effects relating to temporary differences and carryforwards:
	Years ended December 31,
	2001	2000
Deferred tax assets:
Intangible assets	$ 7,074,900	$ 905,100
Stock-based compensation	334,000	3,384,700
Deferred income	2,193,900	---
Investment in affiliates	678,600	254,800
Other reserves and accruals	1,189,200	464,200
Inventory valuation	---	920,000
Tax credit carryforwards	9,686,500	1,479,100
Net operating loss	69,915,500	41,491,700
Total deferred tax assets	91,072,600	48,899,600

Less valuation allowance	(88,861,600)	(47,032,200)

Deferred tax liability:
Property, plant and equipment	(2,211,000)	(1,867,400)

Net deferred tax assets and liabilities	$ ---	$ ---

The Company has recorded a valuation allowance, as a result of uncertainties related to the realization of its net deferred tax asset, for the years ended December 31, 2001, 2000 and 1999 of approximately $88.9 million, $47.0 million and $447,000, respectively. The increase of approximately $41.8 million and $46.6 million during 2001 and 2000, respectively, relates primarily to the net operating losses incurred during each year. The deferred tax asset has been offset by a full valuation allowance because it is more likely than not that the tax benefits of the net operating loss carryforward may not be realized. Included in the valuation allowance as of December 31, 2001 and 2000 are $14.5 million and $11.4 million, respectively, of deferred tax assets resulting from the exercise of employee stock options, which upon subsequent realization of the tax benefits will be allocated directly to paid-in capital.

At December 31, 2001, the Company has unused Federal and State net operating loss carryforwards of approximately $174.8 million. The net operating loss carryforwards if unused will expire as follows: $3.9 million on December 31, 2019, $93.2 million on December 31, 2020, and $77.7 million on December 31, 2021.

At December 31, 2001, the Company has unused Federal and State tax credit carryforwards of approximately $9.7 million. The Federal and State tax credit carryforwards if unused will expire as follows: $290,000 on December 31, 2019, $4.9 million on December 31, 2020, and $4.5 million on December 31, 2021.

8. Stockholders' Equity

Common Stock:

The Company has one class of common stock, par value $.01 per share. Each share of the Company's common stock is entitled to one vote on all matters submitted to stockholders. As of December 31, 2001 there were 50,322,928 shares of common stock issued and outstanding.

Through December 31, 2001, our stockholders in the aggregate have contributed $291.9 million in cash, including $93.0 million in net proceeds from our initial public offering and $51.6 million in net proceeds from our follow-on public offering of common stock, and $33.4 million in other contributions, consisting of in-process research and development, real estate, other in-kind contributions and equity interests in affiliates. The following represents a summary of the issuances of shares of common stock since inception.

	No. of
	Common	Cash	Noncash	Total Capital
	Shares	Contribution	Contribution	Contribution
1997
DTE Energy Company	4,750,000	$ 4,750,000	$ -	$ 4,750,000
Mechanical Technology Incorporated	4,750,000	-	4,750,000 [a]	4,750,000
	9,500,000	4,750,000	4,750,000	9,500,000

1998
DTE Energy Company	4,950,000	7,750,000	-	7,750,000
Mechanical Technology Incorporated	2,700,000	3,000,000	550,000 [a]	5,500,000
Stock based compensation and
Other noncash transactions	-	-	212,000 [c]	(1,738,000)
	7,650,000	10,750,000	762,000	11,512,000

1999
Edison Development Corporation	4,004,315	28,697,782	-	28,697,782
Mechanical Technology Incorporated	6,254,315	24,000,000	8,897,782 [a]	30,947,782
General Electric Company	5,250,000	37,500,000	11,250,000 [b]	48,750,000
Other private investors	3,549,850	25,045,000	-	25,045,000
Initial public offering-net	6,782,900	92,971,878	-	92,971,878
Stock option exercises	24,128	41,907	-	41,907
Stock based compensation and
other noncash transactions	-	-	978,800 [c]	2,928,800
	25,865,508	208,256,567	21,126,582	229,383,149

2000
Stock option exercises	632,378	3,793,028	-	3,793,028
Stock issued under employee
stock purchase plan	32,717	408,452	-	408,452
Stock issued for development agreement	104,869	-	5,000,000 [d]	5,000,000
Stock issued for equity in affiliate	7,000	-	827,750 [e]	827,750
Stock based compensation and
other noncash transactions	3,041	-	8,936,779 [c]	8,936,779
	780,005	4,201,480	14,764,529	18,966,009

2001
Edison Development Corporation	416,666	4,800,000	-	4,800,000
General Electric Company	416,666	4,800,000	-	4,800,000
Public offering-net	4,575,000	51,588,551	-	51,588,551
Stock option exercises	760,531	2,051,954	-	2,051,954
Stock issued under employee
stock purchase plan	73,132	730,592	-	730,592
Stock issued for development agreement	96,336	-	3,000,000 [d]	3,000,000
Stock based compensation and
other noncash transactions	189,084	-	7,013,177 [f]	7,013,177
	6,527,415	63,971,097	10,013,177	73,984,274

Total as of December 31, 2001	50,322,928	$ 291,929,144	$ 51,416,288	$ 343,345,432

a. Since inception, MTI has contributed in-process research and development of $4,042,640; certain net assets at inception of $707,360; $2,000,000 of deferred rent related to a below market lease for office and manufacturing facilities; $500,000 of in-kind services; land and buildings valued at approximately $4,697,782; and research contracts valued at approximately $2,250,000.

b. In February 1999, the Company issued 2,250,000 shares of common stock to GE MicroGen, Inc. in exchange for a 25% interest in GE Fuel Cell Systems, LLC. The fair value of the shares issued of $11,250,000 was recorded under the balance sheet caption "Investment in affiliates". See note 3.

c. These issuances primarily represent stock based compensation issued to employees, consultants and others for services performed. These amounts are recorded at the fair value of the issuance on the date the compensation is awarded.

d. Represents shares issued to Engelhard Corporation for the development and supply of advanced catalysts as part of a development agreement discussed in note 13.

e. Represents shares issued along with cash for a 28% ownership interest in Advanced Energy Incorporated as described in note 3.

f. Amount is partially comprised of $5,000,000 representing the fair value of an option to purchase 725,000 shares of the Company's common stock issued to GE Power Systems Equities, Inc. as part of the amendment to the GE Fuel Cell Systems LLC distribution agreement. See note 3. The remainder of the amount represents stock based compensation issued to employees, consultants and others for services performed and is recorded at the fair value of the issuance on the date the compensation is awarded.

Preferred Stock:

The Company has authorized 5.0 million shares of preferred stock, par value $.01 per share. Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. As of December 31, 2001, there was no preferred stock outstanding.

9. Employee Benefit Plans

Stock Option Plans (the Plans):

Effective July 1, 1997, the Company established a stock option plan to provide employees, consultants, and members of the Board of Directors the ability to acquire an ownership interest in the Company. Options for employees generally vest 20% per year and expire ten years after issuance. Options granted to members of the Board generally vest 50% upon grant and 25% per year thereafter. Options granted to consultants vest one-third on the expiration of the consultant's initial contract term, with an additional one-third vesting on each anniversary thereafter. At December 31, 2001, there were a total of 1,517,953 options granted and outstanding under this plan. Although no further options will be granted under this plan, the options previously granted will continue to vest in accordance with this plan and vested options will be exercisable for shares of common stock.

In August 1999, the Board of Directors and stockholders adopted the 1999 Stock Option and Incentive Plan. At December 31, 2001 there were 4,490,979 options granted and outstanding, and an additional 2,591,804 options available to be issued under the plan. Additionally, the number of shares of common stock available for issuance under the plan will increase by the amount of any forfeitures under the 1999 Stock Option and Incentive Plan and under the 1997 Stock Option Plan. The number of shares of common stock under the plan will further increase January 1 and July 1 of each year by an amount equal to 16.4% of any net increase in the total number of shares of stock outstanding. The 1999 Stock Option and Incentive Plan permits the Company to: grant incentive stock options; grant non-qualified stock options; grant stock appreciation rights; issue or sell common stock with vesting or other restrictions, or without restrictions; grant rights to receive common stock in the future with or without vesting; grant common stock upon the attainment of specified performance goals; and grant dividend rights in respect of common stock.

To date, options granted under the 1999 Stock Option and Incentive Plan have vesting provisions ranging from one year to five years in duration and expire ten years after issuance. These grants may be made to officers, employees, non-employee directors, consultants, advisors and other key persons of the Company.

The following table summarizes information about the stock options outstanding under the Plans at December 31, 2001:
	Options Outstanding			Options Exercisable
			Weighted		Weighted
		Average	Average		Average
Exercise		Remaining	Exercise		Exercise
Price range	Shares	Life	Price	Shares	Price

$ 0.00 - 1.00	574,236	6.0	$ 0.90	499,487	$ 1.00
1.01 - 8.50	649,856	7.2	6.00	348,023	5.93
8.51 - 9.00	914,002	9.9	8.53	0	0.00
9.01 - 11.00	370,300	7.8	10.80	192,040	10.87
11.01 - 15.00	1,070,960	8.7	12.12	524,280	12.82
15.01 - 18.00	909,550	9.0	17.92	106,540	17.81
18.01 - 25.00	539,338	9.2	22.26	58,788	19.29
25.01 - 70.00	237,600	8.4	51.19	153,200	50.17
70.01 - 85.00	577,390	8.1	83.39	228,865	83.39
85.01 - 140.00	165,700	8.2	100.06	66,280	100.06
	6,008,932	8.4	$ 22.36	2,177,503	$ 21.95

The following table summarizes activity under the Plans:
				Weighted Average
			Number of Shares	Exercise Price
Option Activity			Subject to Option	per Share

Balance January 1, 1999			1,675,200	$ 1.57

Granted at fair value			2,047,039	9.39
Forfeited or terminated			(17,396)	7.24
Exercised			(24,128)	1.74

Balance December 31, 1999			3,680,715	5.90

Granted at fair value			2,488,813	49.73
Forfeited or terminated			(457,700)	6.00
Exercised			(632,378)	26.24

Balance December 31, 2000			5,079,450	25.53

Granted at fair value			2,382,628	14.54
Forfeited or terminated			(692,615)	40.06
Exercised			(760,531)	2.71
Balance December 31, 2001			6,008,932	$ 22.36

At December 31, 2001, 2,591,804 shares of common stock were reserved for issuance under future stock option exercises.

Accounting for Stock Based Compensation:

The per share weighted average fair value of the options granted during 2001, 2000 and 1999 was $11.78, $41.65 and $7.19, respectively, using the minimum value method of valuing stock options, for the options granted prior to the Company's initial public offering and the Black-Scholes pricing model subsequent to the offering.

The dividend yield was assumed to be zero for all periods. The risk free interest rate ranged from 3.9% to 5.0% in 2001, 5.0% to 6.7% in 2000 and 5.1% to 6.3% in 1999. An expected life of 5 years was assumed for each year. Expected volatility of 124% in 2001, 127% in 2000 and 114% in 1999 was used in determining fair value under the Black-Scholes pricing model and was excluded using the minimum value method.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock options plans and does not record compensation cost for options granted at fair value. Had the Company determined compensation cost based on fair value in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," net loss would have increased to the pro forma amounts indicated below:

	Year Ended December 31,
	2001	2000	1999

Net loss, as reported	$ (73,112,027)	$ (86,241,899)	$ (33,469,312)

Proforma net loss	(101,799,881)	(122,667,062)	(34,716,991)

Proforma loss per share, basic and diluted	$ (2.17)	$ (2.83)	$ (1.32)

During 1998 the Company awarded 197,000 options to key employees for which issuance was contingent upon the attainment of specified performance objectives. Of those awarded, 87,500 have been forfeited prior to becoming fully vested. The Company recorded a charge to operations for the difference between the exercise price and the fair value of the options at the measurement date in the amount of $168,740 and $126,800 for the years ended December 31, 2000 and 1999 respectively. Additionally, in 1999 the Company modified the terms of certain options, and the impact of this modification resulted in a charge to operations of $835,000.

1999 Employee Stock Purchase Plan:

In 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the Plan) under which employees will be eligible to purchase shares of the Company's common stock at a discount through periodic payroll deductions. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code. Purchases occur at the end of six month offering periods at a purchase price equal to 85% of the market value of the Company's common stock at either the beginning of the offering period or the end of the offering period, whichever is lower. Participants may elect to have from 1% to 10% of their pay withheld for purchase of common stock at the end of the offering period, up to a maximum of $12,500 within any offering period. The Company has reserved 1,000,000 shares of common stock for issuance under the Plan. The Company issued 73,132 and 32,717 shares of stock under the Plan during 2001 and 2000, respectively.

401(k) Savings & Retirement Plan:

The Company offers a 401(k) Savings & Retirement Plan to eligible employees meeting certain age and service requirements. This plan permits participants to contribute up to 15% of their salary, up to the maximum allowable by the Internal Revenue Service regulations. Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participants are vested in the Company's matching contribution based on the years of service completed. Participants are fully vested upon completion of three years of service. The Company's expense for this plan was $774,000, $517,000 and $224,000 for years ended December 31, 2001, 2000 and 1999, respectively.

10. Other Related Party Transactions

On June 27, 1997, the Company entered into a distribution agreement with the EDC. Under the agreement, EDC was appointed the Company's exclusive independent distributor in Michigan, Ohio, Indiana and Illinois to promote and assist in the sale of products developed by the Company, subject to certain terms and conditions.

On August 30, 2001, the Company finalized an amendment to the distribution agreement with DTE Energy Technologies, Inc. (an affiliate of EDC and a DTE Energy Company) expanding their exclusive distribution rights within the states of Michigan, Illinois, Ohio and Indiana. Under the agreement, they will market and distribute all sizes of Plug Power's stationary PEM fuel cell systems for use in any power application, except for propulsion.

11. Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the provision of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments". Although the estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies, the estimates presented are not necessarily indicative of the amounts that the Company could realize in current market exchanges.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents, restricted cash, accounts receivables, accounts payables, and accrued expenses: The carrying amounts reported in the consolidated balance sheets approximate fair value because of the short maturities of these instruments.

Marketable securities: The carrying amounts of available-for-sale debt securities reported in the consolidated balance sheets approximate fair values as both amounts are based on quoted market prices at the reporting date for those or similar investments.

Long-term debt: The fair value of the Company's long-term debt in the consolidated balance sheets approximates the carrying value at December 31, 2001 and 2000. The debt accrues interest at a variable rate of interest which was approximately 2.2% and 6.75% at December 31, 2001 and 2000, respectively.

12. Supplemental Disclosures of Cash Flows Information

The following represents required supplemental disclosures of cash flows information and noncash financing and investing activities which occurred during the years ended December 31, 2001, 2000 and 1999:

	2001	2000	1999
Cash paid for interest	$239,715	$372,369	$189,586
Cash paid for income taxes	-	-	-
Issuance of shares under Engelhard Corporation development agreement	3,000,000	5,000,000	-
Issuance of stock option / shares for increased investment in GE Fuel Cell Systems, LLC	5,000,000	-	11,250,000
Issuance of shares for acquisition of 28% share of Advanced Energy Systems, Inc.	-	827,750	-
Issuance of shares for land, buildings, and research contracts contributed by MTI	-	-	6,947,782

13. Commitments and Contingencies

Litigation:

On or about September 14, 2000, a shareholder class action complaint was filed in the federal district court for the Eastern District of New York alleging that we and various of our officers and a director violated certain federal securities laws by failing to disclose certain information concerning our products and future prospects. The action was brought on behalf of a class of purchasers of Plug Power stock who purchased the stock between February 14, 2000 and August 2, 2000. Subsequently, fourteen additional complaints with similar allegations and class periods were filed. By order dated October 30, 2000, the court consolidated the complaints into one action, entitled Plug Power Inc. Securities Litigation, CV-00-5553 (ERK) (RML). By order dated January 25, 2001, the Court appointed lead plaintiffs and lead plaintiffs' counsel. Subsequently the plaintiffs served a consolidated amended complaint, which extends the class period to begin on October 29, 1999, and alleges claims under Sections 11, 12 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Exchange Act of 1934, and Rule 10b-5 promulgated thereunder by the Securities & Exchange Commission, 17 C.F.R. 240 10b-5. Subsequently, Plaintiffs withdrew their claims under the Securities Act of 1933. Plaintiffs allege that the defendants made misleading statements and omissions regarding the state of development of the Company's technology in a registration statement and proxy statement issued in connection with the Company's initial public offering and in subsequent press releases, and are seeking damages. The Company believes that the allegations in the consolidated amended complaint are without merit and intend to vigorously defend against the claims. The Company does not believe that the outcome of these actions will have a material adverse effect upon its financial position, results of operations or liquidity; however, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of these actions. If Plaintiffs were to prevail, such an outcome would have a material adverse effect on our financial condition, results of operation and liquidity.

Alliances and development agreements:

Gastec: In February 2000, the Company acquired from Gastec, NV, a Netherlands-based company, certain fixed assets and all of its intellectual property related to fuel processor development for fuel cell systems capable of producing up to 100 kW of electric power. The total purchase price was $14.8 million, paid in cash. In connection with the transaction, the Company recorded in-process research and development expense in the amount of $5.0 million, fixed assets in the amount of $192,000 and intangible assets in the amount of $9.6 million (including a trained work force).

The amount attributable to in-process research and development was valued using an income approach which reflects the present value of future avoided costs the Company estimates it would otherwise have spent if it were to acquire the exclusive rights to this technology, for its remaining useful life, from another entity. The Company then discounted the net avoided cost using a 40% discount rate which the Company believes to be consistent with the risk associated with this early stage technology. This amount was further adjusted to reflect the technology's state of completion, of approximately 30%, in order to reflect the value of the in-process research and development attributable to the efforts of the seller up to the date of the transaction. The fixed assets were capitalized at their fair value and are being depreciated over their useful life and the intangible assets have been capitalized and are being amortized over 36 months. For the years ended December 31, 2001 and 2000, the Company has recorded amortization of the related intangibles in the amounts of $3,356,926 and $2,796,934, respectively. Accumulated amortization at December 31, 2001 and 2000 was $6,153,860 and $2,796,934, respectively.

Vaillant: In March 2000, the Company finalized a development agreement with Vaillant GmbH (Vaillant), to develop a combination furnace, hot water heater and fuel cell system that will provide both heat and electricity for the home. Under the agreement, Vaillant will obtain fuel cells and gas-processing components from GEFCS and then will produce the fuel cell heating appliances for its customers in Germany, Austria, Switzerland and the Netherlands, and for GEFCS customers throughout Europe.

Celanese: In April 2000, the Company finalized a joint development agreement with Celanese (formerly AXIVA GmbH), to develop a high temperature membrane electrode unit (MEU). Under the agreement, the Company and Celanese will exclusively work together on the development of a high temperature MEU for the Company's stationary fuel cell system applications. As part of the agreement the Company will contribute an estimated $4.1 million (not to exceed $4.5 million) to fund its share of the development efforts. As of December 31, 2001, the Company has contributed $1.5 million under the terms of the agreement and has accrued an additional $1.8 million. Through December 31, 2001, the Company has expensed a total of $3.3 million related to the agreement, based upon the estimated share of Celanese's development efforts performed to date. The Company is in the process of negotiating extension and revision of the terms of our agreement with Celanese.

Engelhard: In June 2000, the Company finalized a joint development agreement with Engelhard Corporation for development and supply of advanced catalysts to increase the overall performance and efficiency of the Company's fuel processor - the front end of the fuel cell system. As part of the agreement, over the next three years, the Company will contribute $10 million to fund Engelhard's development efforts and Engelhard will acquire $10 million of the Company's common stock. The agreements also specify rights and obligations for Engelhard to supply product to the Company over the next 10 years.

Through December 31, 2001, the Company has contributed $8.0 million under the terms of the agreement while Engelhard has acquired $8.0 million of the Company's common stock. Of this amount, $6.2 million has been expensed with the remaining $1.8 million being recorded under the balance sheet caption "Prepaid development costs" as of December 31, 2001.

Leases:

The Company leases certain equipment under capital lease transactions with an original cost of $261,168, which had a net book value at December 31, 2001 and 2000 of $58,515 and $135,830 respectively, and which is included in machinery and equipment. The Company also has several noncancelable operating leases, primarily for warehouse facilities and office space, that expire over the next five years. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) during 2001, 2000, and 1999 was $288,327, $152,954 and $275,674, respectively.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2001 are:

Year ending December 31	Capital leases	Operating leases

2002	$21,163	$387,491
2003	4,921	301,005
2004	-	226,168
2005	-	188,417
2006	-	53,125
Total minimum lease payments	26,084	$1,156,206
Less amount representing interest	(1,306)
Present value of net minimum capital lease payments	$24,778

Concentrations of credit risk:

The Company has cash deposits in excess of federally insured limits. The amount of such deposits is approximately $29.5 million at December 31, 2001.

Employment Agreements:

The Company is party to employment agreements with certain executives which provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

14. Quarterly Financial Data (unaudited)

	Quarters Ended
	March 31,	June 30,	September 30,	December 31,
	2001	2001	2001	2001

Product and service revenue	$ -	$ -	$ 437	$ 2,136
Contract revenue	1,027	1,289	483	369
Net loss	(19,014)	(18,320)	(18,708)	(17,070)
Loss per share:
Basic and diluted	(0.43)	(0.41)	(0.38)	(0.34)

	Quarters Ended
	March 31,	June 30,	September 30,	December 31,
	2000	2000	2000	2000

Product and service revenue	$ -	$ -	$ -	$ -
Contract revenue	2,933	2,418	1,548	1,479
Net loss	(17,246)	(18,033)	(28,650)	(22,313)
Loss per share:
Basic and diluted	(0.40)	(0.42)	(0.66)	(0.51)